PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934


Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [    ]
Check the appropriate box:
[    ]   Preliminary Proxy Statement
[ x ]   Definitive Proxy Statement
[    ]   Definitive Additional Materials
[    ]   Soliciting Material Pursuant to Section 240.14a-11 (c)  or
Section
240.14a-12


McCORMICK & COMPANY, INCORPORATED
(Name of Registrant as specified in its Charter)

The Board of Directors of McCormick & Company, Incorporated

(Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
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14a-6(j)(2)
[    ]   $500 per each party to the controversy pursuant to
Exchange Act Rule 14a-6(i)(3)
[    ]   Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction
applies:
     ________________________________________________

2)   Aggregate number of securities to which transaction applies:
     ________________________________________________

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     computed pursuant to Exchange Act Rule 0-11:
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[   ]Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     1)   Amount Previously Paid:
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     2)   Form, Schedule of Registration Statement No.:
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     3)   Filing Party:
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     4)   Date Filed:
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McCORMICK & COMPANY, INCORPORATED
18 Loveton Circle
Sparks, Maryland 21152


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 20, 1996


    The Annual Meeting of the Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, Hunt Valley,
Maryland at 10:00 a.m., March 20, 1996, for the purpose of considering and acting upon:

    (a) the election of directors to act until the next Annual
Meeting of Stockholders or until their respective successors are duly elected and qualified;

    (b) the ratification of the appointment of Ernst & Young as independent auditors of the Company to serve for the 1996 fiscal year; and

    (c) any other matters that may properly come before such meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on December 29, 1995 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

    Only holders of Common Stock shall be entitled to vote. Holders of Common Stock Non-Voting are welcome to attend and participate in this meeting.


IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE SIGN THE PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE IN ORDER THAT YOUR STOCK MAY BE VOTED AT THIS MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.



   February 20, 1996              Richard W. Single, Sr.
                                  Secretary



                         PROXY STATEMENT


                       GENERAL INFORMATION


    This Proxy Statement is furnished on or about February 20, 1996 to the holders of Common Stock in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time insofar as it has not been exercised. Such right of revocation is not limited or subject to compliance with any formal procedure. The shares represented by all proxies received will be voted in accordance with instructions contained in the respective proxies. The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, telegraph, or personal interview. The Company also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company may reimburse them for their expenses in so doing.

    At the close of business on December 29, 1995, there were outstanding 12,058,571 shares of Common Stock which represent all of the outstanding voting securities of the Company. Except for certain voting limitations imposed by the Company's Charter on beneficial owners of ten percent or more of the outstanding Common Stock, each of said shares of Common Stock is entitled to one vote. Only holders of record of Common Stock at the close of business on December 29, 1995 will be entitled to vote at the meeting or any adjournments thereof.

                     PRINCIPAL STOCKHOLDERS


    On December 29, 1995, the assets of The McCormick Profit Sharing Plan and PAYSOP (the "Plan") included 3,244,856 shares of the Company's Common Stock, which represented 26.91% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in the Company's Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant's Plan account. The Plan's Investment Committee possesses investment discretion over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant's account. Membership on the Investment Committee consists of three directors, Robert G. Davey, Carroll D. Nordhoff, and Karen D. Weatherholtz, and the Company's Vice President & Controller, J. Allan Anderson, and the Company's Vice President & Treasurer, Donald A. Palumbo. Mary D. McCormick, whose address is 830 West 40th Street, Baltimore, Maryland 21211, held 614,220 shares of Common Stock as of December 29, 1995, representing 5.1% of the outstanding shares of Common Stock.


                      ELECTION OF DIRECTORS

On January 1, 1996, Mr. H. Eugene Blattman, the Company's President and Chief Executive Officer and a member of the Board of Directors and Executive Committee, retired from the Company. The Company is grateful to Mr. Blattman for his leadership and many contributions during his years of service.

On April 1, 1996, Mr. Harold J. Handley, the Company's Senior Vice President - Europe, and a member of the Board of Directors, will retire from the Company. Mr Handley will not seek re-election as a Director of the Company on March 20, 1996. The Company is grateful to Mr. Handley for his contributions during his years of service.

The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a vacancy should occur, the proxy holders reserve the right to reduce the total number of nominations for election. There is no family relationship between any of the nominees. No nominee has a substantial interest in any matter to be acted upon at the Annual Meeting.

    The following table shows, as of December 29, 1995, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the amount of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as otherwise noted, no nominee owns more than one percent of either class of the Company's common stock.

Required Vote of Stockholders. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

   The Board of Directors recommends that stockholders vote for each of the nominees listed below.




                                                      Year First
                            Principal Occupation &     Elected       Amount and Nature* of
Name                 Age    Business Experience       Director      Beneficial Ownership


                                                                                Common

                                                                                Non-

                                                                      Common    Voting
James J. Albrecht   63      Group Vice President-     1987          79,160    47,046
                            Asia/Pacific (1993 to Present);
                            Vice President & Managing
                            Director-International Group
                            (1989 to 1993)


James S. Cook       67      Executive in Residence,   1982           2,250    3,850
                            Northeastern University (1986
                            to Present)


Robert G. Davey     46      Vice President & Chief    1994           19,045   6,348
                            Financial Officer (1994 to Present);
                            President, McCormick Canada,
                            Inc., a subsidiary of the Company
                            (1991 to 1994); Executive Vice
                            President & Chief Financial Officer,
                            McCormick Canada, Inc., (1989 to 1991)


George W. Koch      69      Of Counsel, Kirkpatrick &  1989           2,250   6,918
                            Lockhart (1992 to Present);
                            Partner, Kirkpatrick &
                            Lockhart (1990 to 1991)

Robert J. Lawless   49      President (1996 to Present) & 1994       22,117   23,535
                            Chief Operating Officer (1995
                            to Present); Executive Vice
                            President & Chief Operating
                            Officer (1995 to 1996); Senior
                            Vice President - The Americas
                            (1994 to 1995); Group Vice
                            President - Europe (1993 to 1994);
                            Vice President & Deputy Managing
                            Director, International Group
                            (1991 to 1993)


Charles P. McCormick, Jr. 67 Chairman of the Board          1955     267,397** 18,292
                            (1994 to Present); Chairman             (2.22%)
                            Emeritus (1993 to 1994);
                            Chairman of the Board (1988 to
                            1993); Chief Executive Officer
                            (1987 to 1992)

George V. McGowan        67 Chairman of the Executive      1983      2,250    3,248
                            Committee, Baltimore Gas and
                            Electric Company (1993 to Present);
                            Chairman of the Board &
                            Chief Executive Officer, Baltimore
                            Gas and Electric Company
                            (1988 to 1992)

Carroll D. Nordhoff     50  Executive Vice President        1991    40,050    19,383
                            (1994 to Present); Executive
                            Vice President -The Americas
                            (1993 to 1994); Executive Vice
                            President - Corporate Operations
                            Staff (1992 to 1993); Vice President
                            & General Manager, Food Service
                            Division (1989 to 1992)


Richard W. Single, Sr.  57  Vice President (1987 to         1988    79,027    19,758***
                            Present); Secretary and
                            General Counsel (1986 to
                            Present)


William E. Stevens     53   President and Chief             1988    2,250     7,450
                            Executive Officer,
                            United Industries Corp.
                            (1989 to Present)

Karen D. Weatherholtz   45  Vice President - Human          1992   19,442     11,030
                            Relations (1988 to Present)


Directors and Executive Officers as a Group
 (13 persons) . . . . . . . . . . . . . . . .                       614,541     185,872
                                                                    (5.10%)

* Includes shares of Common Stock and Common Stock Non-Voting known to be beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of December 30, 1995 pursuant to the exercise of stock options: Dr. Albrecht - 2,701 shares of Common Stock, 2,701 shares of Common Stock Non-Voting; Mr. Cook - 2,250 shares of Common Stock, 2,250 shares of Common Stock Non-Voting; Mr. Davey - 4,450 shares of Common Stock, 3,500 shares of Common Stock Non-Voting; Mr. Koch - 2,250 shares of Common Stock, 2,250 shares of Common Stock Non-Voting; Mr. Lawless - 7,800 shares of Common Stock, 6,600 shares of Common Stock Non-Voting; Mr. McCormick - 7,500 shares of Common Stock, 7,500 shares of Common Stock Non-Voting; Mr. McGowan - 2,250 shares of Common Stock, 2,250 shares of Common Stock Non-Voting; Mr. Nordhoff - 5,620 shares of Common Stock, 5,099 of Common Stock Non-Voting; Mr. Single - 6,002 shares of Common Stock, 6,202 shares of Common Stock Non-Voting; Mr. Stevens - 2,250 shares of Common Stock, 2,250 shares of Common Stock Non-Voting; Ms. Weatherholtz -
5,003 shares of Common Stock, 6,330 shares of Common Stock Non-Voting; and directors and executive officers as a group - 57,216 shares of Common Stock, 56,932 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by certain directors and officers by virtue of their participation in the McCormick Profit Sharing Plan and
PAYSOP: Dr. Albrecht - 8,074 shares; Mr. Davey - 1,008 shares; Mr. Lawless - 1,480 shares; Mr. Nordhoff - 7,154 shares; Mr. Single - 15,553 shares; Ms. Weatherholtz - 8,188 shares; and directors and executive officers as a group - 59,393 shares. Of these amounts, approximately 378 shares are credited to the PAYSOP accounts of the nominees and approximately 438 shares are credited to the PAYSOP accounts of the directors and executive officers as a group.

  ** Includes  2,637 shares of Common Stock owned by Mr.
McCormick's wife. Mr. McCormick disclaims beneficial ownership of said shares.

  *** Includes 670 shares of Common Stock Non-Voting owned by Mr.
Single's son. Mr. Single disclaims beneficial ownership of said shares.

Board Committees

    The Board of Directors has established the following committees to perform certain specific functions. There is no Nominating
Committee of the Board of Directors. Board Committee membership as of February 20, 1996 is listed below.

Audit Committee. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Cook, Koch and Stevens. The Audit Committee held 6 meetings during the last fiscal year.

Compensation Committee. This Committee establishes and oversees executive compensation policy; makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer, other members of the Executive Committee, and any other executives listed in the proxy statement as one of the five highest paid executives; and approves the grant of stock options, the timing of the grants, the price at which the options are to be offered, and the amount of the options to be granted to employee directors and officers. The following directors are members of the Committee and serve at the pleasure of the Board of Directors:
Messrs. Cook, Koch, McGowan and Stevens. None of the Committee members are employees of the Company or are eligible to participate in the Company's stock option programs which are administered by the Committee. The Compensation Committee held 6 meetings during the last fiscal year.

Executive Committee. This Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Maryland law. This Committee also reviews and approves all benefits and salaries of a limited group of senior executives and reviews and approves individual awards under approved stock option plans for all persons except directors and officers (see Compensation Committee). The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Davey, Lawless, McCormick, and Nordhoff. The Executive Committee held 22 meetings during the last fiscal year.

Attendance at Meetings

  During the last fiscal year, there were 9 regularly scheduled meetings of the Board of Directors. All of the Directors were able to attend at least 75% of the total number of meetings of the Board and the Board Committees on which they served.

Other Directorships

  Certain individuals nominated for election to the Board of Directors hold directorships in other companies. Mr. Koch is a director of Borden Chemicals and Plastics Company L.P. Mr. McGowan is a director of Baltimore Gas and Electric Company, Baltimore Life Insurance Company, Life of Maryland, Inc., NationsBank, N.A., Organization Resources Counselors, Inc., and UNC Incorporated.


                REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

  The Company's executive compensation philosophy is to align the interests of senior executive management with shareholder interests through compensation linked to growth in profitability and stock price performance. The principal elements of executive compensation for the Company are base salary, annual management incentive bonus, and stock options. Salary levels, annual bonus targets, and stock option grant levels are established in part on the basis of median levels of compensation expected to be paid during the fiscal year to senior executive management of companies in the manufacturing and food industries of a size comparable to that of the Company. The Company makes these determinations on the basis of, among other things, published surveys and periodic special studies conducted by independent compensation consultants.

  The Compensation Committee periodically engages an independent compensation consultant to review the Company's executive compensation policies and practices. The most recent study was conducted in 1993 and early 1994 by Sibson and Company, Inc. The independent consultant, whose findings and report were reviewed by the Compensation Committee, confirmed that the base salaries of senior executive management are consistent with the median levels paid to senior executives having similar roles and responsibilities at food and manufacturing companies of comparable size. The independent consultant also concluded that the Company's annual incentive bonus plan design, which is based on profit growth, meets the Company's compensation objectives. The independent consultant also concluded, however, that both target and actual total compensation are below the average for the food industry, primarily because the number of shares for which stock options have been granted are less than those of comparable companies.

Compensation Committee and Executive Committee Determinations

  Salary levels of the Company's senior executive officers are reviewed annually and, where appropriate, are adjusted to reflect individual responsibilities and performance as well as the Company's competitive position within the food industry.
The Compensation Committee sets base salaries by targeting midpoints of the marketplace average and adjusting each executive officer's salary to reflect individual performance, experience and contribution. The Compensation Committee considers salaries paid to senior executives at companies which are comparable to the Company (based on line of business or sales volume) in establishing base salaries for senior executive management of the Company. Those companies considered included most of the fifteen companies in the S&P Food Products Index and other manufacturing companies that are not included in that index but had similar sales volumes.

    Annual Management Incentive Bonuses for members of the Executive Committee and any other executive officers identified in the Summary Compensation Table on page 13 are determined by the Compensation Committee. Bonuses for other senior management are determined by the Executive Committee. Target bonuses are established as a percentage of the midpoint of the salary range of the executive officer's grade level, and the amount of the target payable, if any, is based on the Company's financial performance. Bonuses for the Chief Executive Officer and other officers who are part of the Corporate staff are based on growth in the Company's earnings per share (EPS) as compared to the previous year. Bonuses vary depending on the level of growth in EPS. The targeted increase in growth in EPS is intended to equal or exceed the growth rate of other companies within the food industry. The amount of target bonuses payable to operating unit executives is based on a formula, weighted two thirds on growth in profit of the executive's operating unit and one third on growth in the Company's EPS. The independent consultant retained by the Compensation Committee confirmed that target bonuses are consistent with median levels established for executives having similar responsibilities at comparable companies.


Stock Options

           Stock options are granted by the Compensation Committee to key management employees of the Company, including executive officers. The purpose of stock option grants is to aid the Company in securing and retaining capable employees by offering them an incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company and to maximize their efforts to promote its economic performance. This incentive is created by granting options that have an exercise price of not less than 100% of the fair market value of the underlying stock on the date of grant, so that the employee may not profit from the option unless the Company's stock price increases. Options granted are designed to help the Company retain employees in that they are not fully exercisable in the early years and "vest" only if the employee remains with the Company. Accordingly, an employee must remain with the Company for a period of years in order to enjoy the full economic benefit of the option.

   As indicated in the second paragraph of this Report on Executive Compensation, the independent consultant retained by the Compensation Committee concluded that the stock options granted to the Company's executive officers provide less opportunity for economic benefit than do stock options granted by comparable companies. As a result, in 1994 the Compensation Committee approved increases in the number of shares for which options were granted to those management employees. These adjustments did not increase the number of shares for which options were granted to the levels granted by other comparable companies, although grant levels for lower level managers were brought closer to market competitive levels than those for more senior executives. The number of options granted is a function of the recipient's salary grade level.

1995 Compensation Actions - Chief Executive Officer

  The Chief Executive Officer participates in the same compensation programs provided to other Company executives and officers.

  The number of shares for which stock options are granted is a function of the grade level of the position. A stock option grant of 23,000 shares was approved for Mr. Blattman by the Compensation Committee. This is the same number of shares previously granted to the Chief Executive Officer.

  The 1995 options were granted on March 15, 1995 at an option price per share of $22.00, which was equal to 100% of the fair market value of the stock on the date of grant.

  In 1995, management salary increases were delayed from January until July, and the average salary increase was 3% of the combined base pay for all management employees, including executives. Mr. Blattman requested that he not be considered for a salary increase; therefore, none was given during fiscal year 1995.

  For fiscal year 1995, Mr. Blattman did not receive a management incentive bonus. He did, however, receive a payment equivalent to that received by employees not in the management incentive bonus program. The total payment received by Mr. Blattman was $14,000.

  Mr. Blattman did not participate in the Compensation Committee's deliberations of his annual bonus awards or stock option grants.

1995 Compensation Actions - Other Executive Officers

  Compensation actions for other executive officers were made using similar criteria as those used for Mr. Blattman. Salary increases, bonuses and stock option grants for executive officers were granted in a manner consistent with those granted to other Company managers.


    Submitted By:

Compensation Committee             Executive Committee

George V. McGowan, Chairman        H. Eugene Blattman, Chairman
James S. Cook                      Robert G. Davey
George W. Koch                     Robert J. Lawless
William E. Stevens                 Charles P. McCormick, Jr.
                                   Carroll D. Nordhoff

Compensation Committee Interlocks and Insider Participation

  During fiscal year 1995 the Compensation Committee was comprised of four independent outside directors. Members are James S. Cook, George W. Koch, George V. McGowan (Chairman) and William E. Stevens. No member of the Committee has any interlocking or insider relationship with the Company which is required to be reported under the applicable rules and regulations of the Securities and Exchange Commission.

  At the close of fiscal year 1995, members of the Executive Committee were H. Eugene Blattman (Chairman), Robert G. Davey, Robert J. Lawless, Charles P. McCormick, Jr. and Carroll D. Nordhoff. All except Mr. McCormick are employees and executive officers of the Company. Mr. McCormick is a former CEO and a retiree of the Company. Effective December 1, 1995, Mr. McCormick again became CEO due to the retirement of Mr. Blattman. The table beginning on page 4 of this Proxy Statement sets forth the business experience of each of the members.


SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during each of the fiscal years ended November 30, 1995, 1994 and 1993 to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers who were executive officers on the last day of the 1995 fiscal year, determined by reference to total annual salary and bonus for the 1995 fiscal year.



                                                              Long Term
                                                             Compensation
                              Annual Compensation               Awards
                                                                             Securities          All Other
Name and Principal       Fiscal                             Other Annual     Underlying          Compensation
  Position               Year      Salary ($)<F1> Bonus ($) Compensation($)  Options/SARs (#)    ($)<F2>

H. Eugene Blattman       1995      405,400         14,000       <F3>          23,000              6,208
President &              1994      356,967        244,000                     25,000              9,257
Chief Executive Officer  1993      322,067        239,125                     13,000              9,401

James J. Albrecht        1995      246,171         30,968        <F3>         7,750               2,880
Group Vice President  -  1994      242,717        173,400                     7,750               7,029
Asia/Pacific             1993      236,483        168,500                     5,000               7,920

Harold J. Handley        1995      258,580         27,744       <F3>          10,250              3,096
Senior Vice President;   1994      257,232        130,000                      2,250              7,292
Europe                   1993      246,317         64,800                      8,000              7,944

Robert J. Lawless        1995      239,567         40,031                     12,250              2,736
President &              1994      192,358        150,000       38,290<F4>     4,800              6,490
Chief Operating Officer  1993      167,583        113,000       37,668<F4>     3,000              6,613

Carroll D. Nordhoff      1995      242,629          8,447        <F3>         13,250              3,026
Executive Vice President 1994      232,508        100,000                     13,250              6,932
                         1993      211,900         90,000                      8,000              7,920


(F1)      Includes Corporate Board of Directors Fees and Service
Awards.
(F2) Amounts paid or accrued under the Company's Profit Sharing Plan for the accounts of such individuals. Figures for 1995 are estimates. The stated figure includes payments persons would have received under the Company's Profit Sharing Plan but for certain limits imposed by the Internal Revenue Code:
(i) for 1995 for Messrs. Blattman, Albrecht, Handley, and
Nordhoff in the amounts of $3,472, $144, $360, and $290, respectively; (ii) for 1994 for Messrs. Blattman, Albrecht, Handley and Nordhoff, payments in the amounts of $2,439, $211, $474, and $114, respectively, (iii) for 1993 for Messrs. Blattman and Handley, payments in the amounts of $1,481 and $24, respectively.
(F3) There is no amount of Other Annual Compensation that is required to be reported.
(F4) The Company paid Mr. Lawless $577 in 1994 and $17,959 in 1993 toward the additional taxes payable by him from the inclusion in his income of travel expenses for his wife, which expenses were incurred by the Company in relocating Mr. Lawless to the United Kingdom in 1993, and to the United States in 1994, and in having Mr. Lawless's wife accompany him on business trips. The travel expenses of Mrs. Lawless were $23,770 in 1994 and $20,171 in 1993.

                    Compensation of Directors

  Corporate Board of Directors' fees were paid at the rate of $5,400 per year for each director who was an employee of the Company during the fiscal year ended November 30, 1995. Fees paid to each director who was not an employee of the Company presently consist of an annual retainer fee of $18,000 and $1,100 for each Board meeting attended and $900 for each Committee meeting attended.

  On July 18, 1994, Mr. McCormick was elected as Chairman of the Board. Mr. McCormick's services in such capacity are consultative in nature. During 1995, the Company paid Mr. McCormick $16,667 per month for his services. Mr McCormick received an incentive payment of $6,690 for services rendered during fiscal year 1995.

                       Pension Plan Table

The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:

                             Years of Service
   Average
Compensation 15 Years  20 Years  25 Years 30 Years   35 Years

$225,000     $58,445   $77,926   $97,408  $116,889   $136,371
 250,000      64,970    86,626   108,283   129,939    151,596
 300,000      78,020   104,026   130,033   156,039    182,046
 350,000      91,070   121,426   151,783   182,139    212,486
 400,000     104,120   138,826   173,533   208,239    242,946
 450,000     117,170   156,226   195,283   234,339    273,396
 500,000     130,220   173,626   217,033   260,439    303,846
 550,000     143,270   191,026   238,783   286,539    334,296

  The Company's Pension Plan is non-contributory. A majority of the employees of the Company and participating subsidiaries are eligible to participate in the Plan upon completing one year of service and attaining age 21. The Plan provides benefits (which are reduced by an amount equal to 50% of the participant's Social Security benefit) based on an average of the participant's highest consecutive 60 months of compensation, excluding any cash bonuses, and length of service. In 1979, the Company adopted a supplement to its Pension Plan to provide a limited group of its senior executives with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age 55. In 1983, the supplement was expanded to include a significant portion of the senior executives' bonuses in the calculation of pension benefits. The group of senior executives includes those listed in the table on page 13.

  For purposes of calculating the pension benefit, the average of the highest consecutive 60 months of compensation for Dr. Albrecht and Messrs. Blattman, Handley, Lawless, and Nordhoff as of November 30, 1995 was $363,597, $491,506, $358,661, $265,355 and $279,289,
respectively. The years of credited service for Dr. Albrecht and Messrs. Blattman, Handley, Lawless, and Nordhoff as of the same date were 12, 6, 8, 4, and 24 years, respectively.

  Mr. Lawless is also entitled to receive pension benefits under the registered pension plan ("RPP") offered to employees of McCormick Canada, Inc. Benefits under the RPP are based on the average of the participant's highest three consecutive years of earnings. Upon retirement the Company has agreed to pay Mr. Lawless a supplemental benefit equal to the excess, if any, of the benefit calculated under the RPP (assuming all his service at McCormick Canada and the Company had been under the RPP) over (i) the pension benefit accrued under RPP (based on his years of service with McCormick Canada) plus (ii) the benefit accrued under the Company's Pension Plan (based on years of service with the Company).

                          STOCK OPTIONS

  During the last fiscal year, the Company has granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by the Company's stockholders.


              OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                           Potential
                                                                          Realizable Value
                                                                               At Assumed
                                                                          Annual Rates of
                                                                            Stock Price
                                                                          Appreciation For
                       Individual Grants*                                 Option Term ($)**

                    Number of      % of Total     Exercise or   Expiration
                    Securities     Options/SARs   Base Price    Date
Name                Underlying     Granted To     ($/Share)
                    Options/SARs   Employees in
                     Granted (#)    Fiscal Year
                                                                           0%      5%     10%

H. Eugene Blattman  23,000         4.6%           $22.00        3/14/00    $0   $139,840  $308,890

James J. Albrecht    7,750         1.5%           $22.00        3/14/00    $0   $47,120   $104,083

Harold J. Handley   10,250         2.0%           $22.00        3/14/00    $0   $62,320   $137,658

Robert J. Lawless   12,250         2.4%           $22.00        3/14/00    $0   $74,480   $164,518

Carroll D. Nordhoff 13,250         2.6%           $22.00        3/14/00    $0   $80,560   $177,948

* In general, the stock options are exercisable cumulatively as follows: none of the shares granted during the first year of the option; not more than 50% of the shares granted during the second year of the option;and 100% of the shares granted, less any portion of such option previously exercised, at any time during the period between the end of the second year of the option and the expiration date. Approximately 410 employees of the Company were granted options under the Company's option plans during the last fiscal year.

** The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% compounded annual rates set by the Securities and Exchange Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the Company's common stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation assume
that the price of the   Company's common stock increases $6.08 and
$13.43 per share, respectively, over the 5-year term of the options. If the named executives realize these values, the Company's stockholders will realize aggregate appreciation in the price of the approximately 81 million shares of the Company's common stock out- standing as of December 30, 1995 of approximately $494 million and $1.09 billion, respectively, over the same period.



                                         AGGREGATED OPTION/SAR EXERCISES IN LAST
                                        FISCAL YEAR AND FY-END OPTION/SAR VALUES



                                                        Number of            Value of
                                                        Shares Underlying    Unexercised
                                                        Unexercisable        In-the-Money
                    Shares Acquired      Value          Options/SARs         Options/SARs
Name                on Exercise (#)      Realized ($)   at FY-END (#)        at FY-End ($)
                                                        Exercisable/         Exercisable/
                                                        Unexercisable        Unexercisable

H. Eugene Blattman       0                   $0         28,196/50,804        $79,167/$74,583

James J. Albrecht        8,800               $64,350    15,402/20,098        $56,652/$22,036

Harold J. Handley        10,000              $46,250     8,825/29,675        $1,293/$31,020

Robert J. Lawless        6,000               $42,375    14,400/14,650        $38,250/$21,406

Carroll D. Nordhoff      12,000              $99,375    10,719/31,781        $2,329/$35,484



Set forth below is a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on the Company's common stock with (i) the cumulative total return of the Standard & Poor's 500 Stock Index, assuming reinvestment of dividends, and (ii) the cumulative total return of the Standard & Poor's Food Products Index, assuming reinvestment of dividends.



                                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
                                        Among McCormick & Company, Incorporated,
                                     S&P 500 STOCK Index & S&P Food Products Index**


Description              1990      1991      1992      1993     1994      1995
McCormick & C0 ($)       $100.0    $182.23   $255.65   $212.31  $177.41   $225.96

S & P 500 ($)            $100.0    $120.34   $142.57   $156.97  $158.61   $216.67

S & P Foods ($)          $100.0    $131.23   $151.87   $140.40  $147.74   $189.88


Assumes $100 invested on December 1, 1990 in McCormick & Company common stock, S&P 500 Stock Index and S&P Food Products Index
* Total Return Assumes Reinvestment of Dividends
** Fiscal Year ending November 30

             NOTIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young to serve as the independent auditors of the Company for the current fiscal year subject to ratification by the stockholders of the Company. Ernst & Young were first appointed to serve as independent auditors of the Company in 1982 and are considered by management of the Company to be well qualified.

  Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  Required Vote of Stockholders. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

  The Board of Directors recommends that stockholders vote FOR ratification.

                          OTHER MATTERS

  Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

                        VOTING PROCEDURES

  Each matter submitted to the stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the matter. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum.

  Stockholder votes are tabulated manually by the Company's Shareholder Relations Office. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration; proxy cards which are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions and broker non-votes with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.

          STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

Proposals of stockholders to be presented at the 1997 Annual
Meeting must be received by the Secretary of the Company prior to October 18, 1996 to be considered for inclusion in the 1997 proxy material.

PROXY CARD
                McCORMICK & COMPANY, INCORPORATED
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Charles P.McCormick, Jr., Robert J. Lawless and Richard W. Single, Sr. and each of them, the proxies of the undersigned, with several power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 20, 1996, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the
Meeting:

1.  ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
NOMINEES:
J. J. Albrecht, J. S. Cook, R.G. Davey, G. W. Koch, R.J. Lawless,
C. P. McCormick, Jr., G. V. McGowan, C. D. Nordhoff, R. W. Single, Sr., W. E. Stevens, K. D. Weatherholtz
                    FOR   all nominees listed above
               WITHHELD   for all nominees listed above
               WITHHELD   as to the following nominees
               only:___________________________________________

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.
               FOR        AGAINST       ABSTAIN

3. IN THEIR DISCRETION, the proxies are authorized to vote on such other matters as may properly come before the Meeting.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, AND IN THE BEST DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS WHICH THE PROXIES DO NOT KNOW A REASONABLE TIME BEFORE THE SOLICITATION ARE TO BE PRESENTED AT THE MEETING, OR AS MAY OTHERWISE PROPERLY COME BEFORE THE MEETING.

Dated:________________________,1996
_____________________________________________________________
(Please sign as name(s) appear at left. If joint account, both owners should sign)